Textmunication Announces SMS Availability on Genesys AppFoundry Marketplace

Genesys powers more than 25 billion of the world’s best customer experiences each year and is the only company recognized by top industry analysts as a leader in both cloud and on-premise customer engagement solutions. More than 10,000 companies in over 100 countries trust the industry’s #1 customer experience platform to orchestrate seamless omnichannel customer journeys and build lasting relationships.

Textmunication has been approved to have its SMS solution on the Genesys AppFoundry online marketplace focused on customer experience solutions. The AppFoundry allows Genesys customers to discover, research and connect with a broad range of customer experience applications, integrations and services that address their unique customer needs. Textmunication will be one of the top SMS selections within the top-tier SMS providers.

“Genesys is founded on a history of collaboration and openness and with the AppFoundry, we are launching a global call-to-action for partners to create world-class applications and solutions to help our customers take their customer experience to the next level, said Reed Henry, Chief Marketing Officer at Genesys. Companies like Textmunication are harnessing the power of the AppFoundry and the Genesys Customer Experience Platform in creative ways to help our customers differentiate through a single marketplace addressing their unique needs”.

http://www.genesys.com/

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About Textmunication Holdings, Inc.

Textmunication is an online mobile marketing platform service provider that helps health clubs, martial arts studios, salons and healthcare firms communicate with their members by allowing them to build loyalty, engage member retention, and create new business through a non-intrusive, value added medium. Textmunication connects members to the content they desire through any mobile device for health clubs and salon events, as well as promotions. Clients can send the most up-to-date offers, discounts, member alerts, events, PT schedules, or any other personalized campaign. www.textmunication.com

Safe Harbor Provision:

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Textmunication Holdings’ current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Textmunication Holdings’ filings with the Securities and Exchange

Contact:

Wais Asefi, CEO

Textmunication Holdings, Inc.

(800) 677-7003

wais@textmunication.com